Exhibit 10.3

FIRST SAVINGS BANK NORTHWEST
EMPLOYEE SEVERANCE COMPENSATION PLAN

PLAN PURPOSE

          The purpose of the First Savings Bank Northwest Employee Severance Compensation Plan (the “Plan”) is to assure for First Savings Bank Northwest (the “Savings Bank”) the services of the Employees in the event of a Change in Control of First Financial Northwest, Inc. (the “Holding Company”) or the Savings Bank.  The benefits contemplated by the Plan recognize the value to the Savings Bank of the services and contributions of the eligible Employees and the effect upon the Savings Bank resulting from uncertainties relating to continued employment, reduced employee benefits, management changes and employee relations that may arise if a Change in Control occurs or is threatened.  The Savings Bank’s and the Holding Company’s Boards of Directors believe that it is in the best interests of the Savings Bank and the Holding Company to provide eligible Employees with such benefits in order to defray the costs and changes in employee status that could follow a Change in Control.  The Boards of Directors believe that the Plan will also aid the Savings Bank in attracting and retaining highly qualified individuals who are essential to its success and that the Plan’s assurance of fair treatment of the Savings Bank’s employees will reduce the distractions and other adverse effects on Employees’ performance if a Change in Control occurs or is threatened.

ARTICLE I

ESTABLISHMENT OF PLAN

1.1          Establishment of Plan

               As of the Effective Date, the Savings Bank hereby establishes a severance compensation plan to be known as the “First Savings Bank Northwest Employee Severance Compensation Plan.”  The purposes of the Plan are as set forth above.

1.2          Applicability of Plan

               The benefits provided by this Plan shall be available to all Employees, who, at or after the Effective Date, meet the eligibility requirements of Article III.  The Plan shall not apply to any Employee whose employment was terminated prior to the Effective Date.

1.3          Contractual Right to Benefits

               This Plan establishes and vests in each Participant a contractual right to the benefits to which each Participant is entitled hereunder, enforceable by the Participant against the Employer.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

2.1          Definitions

               Whenever used in the Plan, the following terms shall have the meanings set forth below.

               (a)          “Annual Compensation” of a Participant means and includes all wages, salary, bonus, and incentive compensation (other than stock based compensation), paid (including accrued amounts) by the Employer as consideration for the Participant’s services during the twelve (12) complete months ended the date as of which Annual Compensation is to be determined, which are or would (but for an election by the Participant to defer compensation) be includable in the gross income of the Participant receiving the same for federal income tax purposes.

               (b)          “Bank” means First Savings Bank Northwest or any successor as provided for in Article VII hereof.

               (c)          “Change in Control” means (1) an offeror other than the Holding Company purchases shares of stock of the Holding Company or the Savings Bank pursuant to a tender or exchange offer for such shares (2) an event of a nature that results in the acquisition of control of the Holding Company or the Savings Bank within the meaning of the Savings and Loan Holding Company Act under 12 U.S.C. Section 1467a and 12 C.F.R. Part 574 (or any successor statute or regulation) or requires the filing of a notice with the Office of Thrift Supervision or the Federal Deposit Insurance Corporation (“FDIC”); (3) any person (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Holding Company or the Savings Bank representing 25% or more of the combined voting power of the Holding Company’s or the Savings Bank’s outstanding securities; (4) individuals who are members of the board of directors of the Holding Company immediately following the Effective Date or who are members of the board of directors of the Savings Bank immediately following the Effective Date (in each case, the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequently whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company’s or the Savings Bank’s stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; or (5) consummation of a plan of reorganization, merger, acquisition, consolidation, sale of all or substantially all of the assets of the Holding Company or a similar transaction in which the Holding Company is not the resulting entity, provided that the term “Change in Control” shall not include an acquisition of securities by an employee benefit plan of the Savings Bank or the Holding Company.

               (d)          “Continuous Employment” means the absence of any interruption or termination of service as an Employee of the Savings Bank or an affiliate.  Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Savings Bank or in the case of transfers between payroll locations of the Savings Bank or between the Savings Bank, its Parent, its Subsidiary or its successor.

               (e)          “Effective Date,” as to Employees of an Employer, means the date the Plan is approved by the Board of Directors of the Savings Bank, or such other date as the Board shall designate in its resolution approving the Plan.

               (f)          “Employee” means an individual employed by the Employer on a full-time basis, excluding any executive officer of the Employer who is covered by an employment contract or a change in control severance agreement with the Employer.

               (g)          “Employer” means the Savings Bank or a Subsidiary or a Parent which has adopted the Plan pursuant to Article VI hereof.

               (h)          “Expiration Date” means the date fifteen (15) years from the Effective Date unless earlier terminated pursuant to Section 8.2 or extended pursuant to Section 8.1.

               (i)          “Holding Company” means First Financial Northwest, Inc., the Parent of the Savings Bank.

               (j)          “Just Cause,” with respect to termination of employment, means an act or acts of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.  In determining incompetence, acts or omissions shall be measured against standards generally prevailing in the financial services industry.

               (k)          “Parent” means any corporation which holds a majority of the voting power of the outstanding shares of the Savings Bank’s common stock.

               (l)          “Participant” means an Employee who meets the eligibility requirements of Article III.

               (m)          “Payment” means the payment of severance compensation as provided in Article IV hereof.

               (n)          “Plan” means the First Savings Bank Northwest Employee Severance Compensation Plan.

               (o)          “Subsidiary” means any corporation in which the Savings Bank, directly or indirectly, holds a majority of the voting power of its outstanding shares of capital stock.

2.2          Applicable Law

               To the extent not preempted by the laws of the United States as now or hereafter in effect, the laws of the State of Washington shall be the controlling law in all matters relating to the Plan.

               The Plan neither requires nor establishes an ongoing administrative system for its effect or operation.  Payments under the Plan are precipitated by a single event, a Change in Control, which event is the sole focus of the Plan.  Consequently, it is intended that the Plan shall not be covered by or be subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

2.3          Severability

               If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE III

ELIGIBILITY

3.1          Participation

               Each Employee who has completed at least one (1) year of Continuous Employment as of the Effective Date shall become a Participant on the Effective Date.  Thereafter, each Employee shall become a Participant on the day on which he or she completes one (1) year of Continuous Employment. Notwithstanding the foregoing, persons who have entered into and continue to be covered by an employment or change in control severance agreement with the Employer shall not be entitled to participate in the Plan.

3.2          Duration of Participation

               A Participant shall cease to be a Participant in the Plan when the Participant ceases to be an Employee of the Employer unless such Participant is entitled to a Payment as provided in the Plan.  Furthermore, an Employee shall cease to be a Participant upon entering into an employment or change in control severance agreement with the Employer.  A Participant entitled to receipt of a Payment shall remain a Participant in this Plan until the full amount of such Payment has been paid to the Participant.

ARTICLE IV

PAYMENTS

4.1          Right to Payment

               A Participant shall be entitled to receive from his or her respective Employer a Payment in the amount provided in Section 4.3 if there has been a Change in Control of the Savings Bank or the Holding Company and if, within one (1) year thereafter, the Participant’s employment by an Employer shall terminate for any reason specified in Section 4.2, whether the termination is voluntary or involuntary.  A Participant shall not be entitled to a Payment if termination occurs by reason of death, voluntary retirement, voluntary termination other than for reasons specified in Section 4.2, total and permanent disability, or for Just Cause.

4.2          Reasons for Termination

               Following a Change in Control, a Participant shall be entitled to a Payment if his or her employment with an Employer is terminated, voluntarily or involuntarily, within one (1) year following such Change in Control, for any one or more of the following reasons:

               (a)          The Employer reduces the Participant’s base salary or rate of compensation as in effect immediately prior to the Change in Control, or as the same may have been increased thereafter.

               (b)          The Employer requires the Participant to change the location of the Participant’s job or office, so that such Participant will be based at a location more than thirty-five (35) miles from the location of the Participant’s job or office immediately prior to the Change in Control, provided that such new location is not closer to Participant’s home.

               (c)          The Employer materially reduces the benefits and perquisites, taken as a whole, available to the Participant immediately prior to the Change in Control; provided, however, that a material reduction or change on a nondiscriminatory basis in the benefits and perquisites generally provided to all employees of the Savings Bank that does not reduce a Participant’s taxable Annual Compensation shall not trigger a Payment.

               (d)          A successor bank or company fails or refuses to assume the Savings Bank’s obligations under this Plan, as required by Article VII.

               (e)          The Savings Bank or any successor company breaches any other provisions of the Plan.

               (f)          The Employer terminates the employment of a Participant at or after a Change in Control other than for Just Cause.

4.3          Amount of Payment

               (a)          Each Participant entitled to a Payment under this Plan shall receive from the Employer a lump sum cash payment equal to:

Participant’s Years of Continuous Employment	Amount of Monthly Compensation Payment to be Paid to the Participant

0 to 1 year of service	0
Over 1 year to 2 years	3 months
Over 2 years to 3 years	6 months
Over 3 years	6 months plus one month for each year of Continuous Employment over three years

               For purposes of this Section 4.3(a): (i) the Participant’s years of service (including partial years rounded up to the nearest full month) are computed from the Employee’s date of hire through the date of termination and (ii) “Monthly Compensation” of a Participant means such Participant’s Annual Compensation (determined on the date of his or her termination of employment) divided by twelve (12).

               Notwithstanding anything herein to the contrary, the following rules shall apply to the determination of any Payment due a Participant under this Plan:  (i) a Participant entitled to a Payment under this Plan who was a vice president and above of the Savings Bank immediately prior to the effective date of a Change in Control shall receive a minimum Payment equal to one (1) times the Participant’s Annual Compensation; (ii) a Participant entitled to a Payment under this Plan who was an assistant vice president immediately prior to the effective date of a Change in Control shall receive a minimum Payment equal to one-half (1/2) the Participant’s Annual Compensation; and (iii) the maximum Payment to any Participant under the Plan shall not exceed one and one-half (1-1/2) times the Participant’s Annual Compensation.

               (b)          Notwithstanding the provisions of (a) above, if a Payment to a Participant who is a “disqualified individual” shall be in an amount which includes an “excess parachute payment,” the payment hereunder to that Participant shall be reduced to the maximum amount which does not include an “excess parachute payment.”  The terms “disqualified individual” and “excess parachute payment” shall have the same meaning as defined in Section 280G of the Internal Revenue Code of 1986, as amended, or any successor section of similar import.

               The Participant shall not be required to mitigate damages on the amount of the Payment by seeking other employment or otherwise, nor shall the amount of such Payment be reduced by any compensation earned by the Participant as a result of employment after termination of employment with an Employer.

4.4          Time of Payment

               The Payment to which a Participant is entitled shall be paid to the Participant by the Employer or the successor to the Employer, in cash and in full, not later than twenty-five (25) business days after the termination of the Participant’s employment.  If any Participant should die after termination of employment but before all amounts have been paid, such unpaid amounts shall be paid to the Participant’s surviving spouse, or if none, to the Participant’s named beneficiary, if living, otherwise to the personal representative on behalf of or for the benefit of the Participant’s estate.

ARTICLE V

OTHER RIGHTS AND BENEFITS NOT AFFECTED

5.1          Other Benefits

               Neither the provisions of the Plan nor the Payment provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish the Participant’s rights as an Employee of the Employer, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, stock ownership or any employment agreement or other plan or arrangement.

5.2          Employment Status

               This Plan does not constitute a contract of employment or impose on the Participant or the Participant’s Employer any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Employer’s policies regarding termination of employment.

ARTICLE VI

PARTICIPATING EMPLOYERS

               Upon approval by the Board of Directors of the Savings Bank, this Plan may be adopted by any Subsidiary or Parent of the Savings Bank.  Upon such adoption, the Subsidiary or Parent shall become an Employer hereunder and the provisions of the Plan shall be fully applicable to the Employees of that Subsidiary or Parent.

ARTICLE VII

SUCCESSOR TO THE SAVINGS BANK

               The Savings Bank shall require any successor to or assignee of, whether direct or indirect, by purchase, merger, consolidation or otherwise, all or substantially all the business or assets of the Savings Bank, expressly and unconditionally to assume and agree to perform the Savings Bank’s obligations under the Plan.

ARTICLE VIII

DURATION, AMENDMENT AND TERMINATION

8.1          Duration

               If a Change in Control has not occurred, the Plan shall expire fifteen (15) years from the Effective Date, unless sooner terminated as provided in Section 8.2, or unless extended for an additional period or periods by resolution adopted by the Board of Directors of the Savings Bank.

               Notwithstanding the foregoing, if a Change in Control occurs, the Plan shall continue in full force and effect, and shall not terminate or expire until such date as all Participants who become entitled to Payments hereunder shall have received such Payments in full.

8.2          Amendment and Termination

               The Plan may be terminated or amended in any respect by resolution adopted by a majority of the Board of Directors of the Savings Bank, unless (i) a Change in Control has previously occurred, (ii) the Savings Bank shall have in the previous year received a bona fide written offer, which was not subsequently withdrawn, from a third party to engage in a transaction which would involve a Change in Control or (iii) a third party shall have disclosed in a filing with the Securities and Exchange Commission (“SEC”) its intent to engage in a transaction which would result in a Change in Control and has not subsequently indicated in another SEC filing that it no longer had such intention.  For so long as any of the events listed in paragraphs (i), (ii) and (iii) persist, the Plan shall not be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever unless any acquiror of the Savings Bank shall agree in writing to provide benefits to covered employees which are at least as substantial as those set forth herein if such employees are terminated without cause within one year of a Change in Control of the Savings Bank.

8.3          Form of Amendment

               The form of any proper amendment or termination of the Plan shall be a written instrument signed by the duly authorized officer or officers of the Savings Bank, certifying that the amendment or termination has been approved by the Board of Directors.  A proper amendment of the Plan automatically shall effect a corresponding amendment to all Participant’s rights hereunder, regardless of whether the Participants receive notice of such action.  A proper termination of the Plan automatically shall effect a termination of all Participants’ rights and benefits hereunder, regardless of whether the Participants receive notice of such action.

ARTICLE IX

LEGAL FEES AND EXPENSES

               9.1          Subject to the notice provision in Section 9.2 hereof, the Savings Bank shall pay all reasonable legal fees, costs of litigation, and other expenses incurred by each Participant as a result of the Savings Bank’s refusal to make the Payment to which the Participant becomes entitled under this Plan as a result of a final determination by a court or pursuant to arbitration, or as a result of the Savings Bank’s unsuccessfully contesting the validity, enforceability or interpretation of the Plan.

               9.2          A Participant must provide the Savings Bank with thirty (30) days notice of a complaint of entitlement under the Plan, and provide adequate documentation of the requested reimbursements, before the Savings Bank shall be liable for the payment of any legal fees, costs of litigation or other expenses referred to in Section 9.1 hereof.

ARTICLE X

ARBITRATION

               10.1          Any dispute or controversy arising under or in connection with the Plan shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Participant within fifty (50) miles from the location of the Savings Bank, in accordance with rules of the American Arbitration Association then in effect.  Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

               Having been adopted by its Board of Directors on _______ __, 2007, the Plan is executed by its duly authorized officers as of the ______ day of _______________, 2007.

Attest	FIRST SAVINGS BANK NORTHWEST

By

Gary F. Kohlwes		Victor Karpiak
Secretary		President and Chief Executive Officer

               Having been adopted by its Board of Directors on ____________ __, 2007, the Plan is executed by its duly authorized officers this _______ day of __________________, 2007.

Attest	FIRST FINANCIAL NORTHWEST, INC.

By

Gerald Edlund		Victor Karpiak
Secretary		President and Chief Executive Officer